Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Reports Fourth Quarter and Full Year Financial Results

MELVILLE, N.Y., March 13, 2012—FalconStor Software, Inc. (NASDAQ: FALC), the provider of disk-based data protection solutions, today announced financial results for its fourth quarter and full year ended December 31, 2011.

“We are very pleased that we exceeded $25.0 million in total revenue for Q4 2011, an increase of over $6.5 million, or 35% from Q3 2011,” said Jim McNiel, president and CEO of FalconStor Software. “This reflects continued growth and momentum in our business and the markets we serve.”

For the year ended December 31, 2011, revenues increased to $82.9 million, compared with $82.8 million for the same period a year ago. GAAP loss from operations for 2011 was $22.2 million compared with a loss from operations of $17.6 million in 2010. GAAP net loss was $23.4 million, or $0.50 per share for 2011 compared with a net loss of $35.4 million, or $0.78 per share in 2010.  The 2011 and 2010 results include $10.3 million and $1.6 million, respectively, of costs associated with the ongoing government investigations. The $10.3 million of costs incurred in 2011 was comprised of $2.8 million in legal fees, and an accrual of $7.5 million for certain costs associated with the possible resolution of the government investigations. The $1.6 million of costs incurred in 2010 was comprised of legal fees. Additionally, the 2010 results included a $16.3 million valuation allowance within the tax provision.

Non-GAAP loss from operations in 2011 was $5.6 million compared with Non-GAAP loss from operations of $7.3 million in 2010. Non-GAAP net loss was $6.8 million, or $0.15 per share in 2011, compared with Non-GAAP net loss of $24.3 million or $0.54 per share in 2010. Non-GAAP results exclude the effects of costs associated with the ongoing government investigations, stock-based compensation net of the related income taxes and restructuring costs, when applicable.

Total revenues for the fourth quarter of 2011 were $25.4 million, a decrease of 4% compared with $26.5 million in the same period a year ago.  GAAP loss from operations for the fourth quarter of 2011 was $5.5 million, compared with income from operations of $0.8 million for the same period a year ago. GAAP net loss for the quarter was $6.1 million, or $0.13 per share compared with a net loss of $0.1 million with breakeven earnings per share for the same period a year ago. Included in the operating results for the fourth quarter of 2011 and 2010 was $5.9 million and $1.6 million, respectively, of costs associated with the ongoing government investigations. The $5.9 million of costs incurred during the fourth quarter of 2011 was comprised of $0.6 million in legal fees, and an accrual of $5.3 million for certain costs associated with the possible resolution of the government investigations. The $1.6 million of costs incurred during the fourth quarter of 2010 was comprised of legal fees.

Non-GAAP income from operations was $1.9 million in the fourth quarter of 2011, compared with Non-GAAP income from operations of $4.0 million for the same period a year ago. Non-GAAP net income was $1.2 million, or $0.03 per diluted share in the fourth quarter of 2011, compared with Non-GAAP net income of $3.8 million, or $0.08 per diluted share, in the fourth quarter of 2010. Non-GAAP results exclude the effects of costs associated with the ongoing government investigations, stock-based compensation net of the related income taxes and restructuring costs, when applicable.

The Company closed the year with $37.8 million in cash, cash equivalents, and marketable securities, up $0.4 million from December 2010.  Cash flow from operations for the fourth quarter of 2011 was $1.5 million, and for the full year 2011 cash flow from operations was $3.1 million. Deferred revenue at December 31, 2011 was $27.1 million, an increase of 15% compared with the same period a year ago.

“Throughout 2011 we focused on our core mission of delivering leading-edge data protection solutions to our customers while strengthening our strategic alliances and channel partner relationships,” said Jim McNiel, president and CEO of FalconStor Software. “Deepening partnerships with top-tier storage vendors, including HDS, HP, and Fujitsu, validated our technology and enhanced our market presence, setting the stage for greater sales opportunity. Further validation of our strength in migration comes from our newly announced partnership with Dell. With proven solutions that meet the sophisticated needs of today’s data center, FalconStor is poised for continued leadership and growth.”

The Company will host a conference call to discuss its financial results on Tuesday, March 13, 2012 at 4:30 p.m. EDT. To participate in the conference call, please dial:

Toll Free: 1-877-941-9205
International: 1-480-629-9645

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=162696472&RG=1&UID=1090833662

Meeting: FalconStor Q4 2011 Earnings
Meeting password: q4numbers
Meeting Number: 762 993 088

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning March 13 at 6:30 p.m. EDT through 11:59 p.m. EDT on March 16. To listen to the replay of the call, dial toll free: 1-800-406-7325 or International: +1-303-590-3030, passcode: 4515626, or visit our website at www.falconstor.com/investors.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making. The non-GAAP financial measures exclude (i) costs associated with the Company’s ongoing government investigations, (ii) noncash stock-based compensation charges and any potential tax effects, and (iii) restructuring costs for all periods presented, when applicable. For a reconciliation of our GAAP and non-GAAP financial results, please refer to our Non-GAAP Operating Data GAAP Reconciliation, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery (DR) into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and DR automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

###

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,257,694	$17,842,555
Marketable securities	20,894,328	18,903,635
Accounts receivable, net	19,314,789	23,286,660
Prepaid expenses and other current assets	1,912,831	1,576,213
Inventory	1,769,007	1,409,659
Deferred tax assets, net	177,798	--

Total current assets	60,326,447	63,018,722

Property and equipment, net	4,364,180	5,796,013
Long-term marketable securities	611,082	578,643
Deferred tax assets, net	217,771	235,197
Software development costs, net	1,001,530	140,832
Other assets, net	2,183,973	2,238,393
Goodwill	4,150,339	4,150,339
Other intangible assets, net	191,572	387,222

Total assets	$73,046,894	$76,545,361

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,883,844	$1,455,013
Accrued expenses	17,609,766	9,109,424
Deferred revenue, net	19,450,966	16,979,455

Total current liabilities	39,944,576	27,543,892

Other long-term liabilities	2,587,327	2,507,169
Deferred revenue, net	7,698,053	6,555,437

Total liabilities	50,229,956	36,606,498

Commitments and Contingencies

Total stockholders' equity	22,816,938	39,938,863

Total liabilities and stockholders' equity	$73,046,894	$76,545,361

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Product revenues	$16,425,089	$18,522,395	$49,470,139	$51,905,096
Support and services revenues	9,001,853	7,955,155	33,400,463	30,938,650
	25,426,942	26,477,550	82,870,602	82,843,746

Cost of revenues:
Product	2,930,678	3,111,284	8,386,864	9,291,236
Support and service	3,420,956	3,183,937	14,109,303	13,204,089
Total cost of revenues	6,351,634	6,295,221	22,496,167	22,495,325

Gross profit	$19,075,308	$20,182,329	$60,374,435	$60,348,421

Operating expenses:
Research and development costs	4,648,331	5,637,562	20,220,558	25,849,374
Selling and marketing	10,724,122	9,678,933	39,597,590	40,844,909
General and administrative	3,232,750	2,409,035	11,696,512	9,626,464
Investigation costs	5,926,090	1,616,241	10,257,388	1,616,241
Restructuring costs	-	-	822,320	-
Total operating expenses	24,531,293	19,341,771	82,594,368	77,936,988

Operating (loss) income	(5,455,985)	840,558	(22,219,933)	(17,588,567)

Interest and other (loss) income, net	(319,708)	(316,156)	59,982	(213,079)

(Loss) income before income taxes	(5,775,693)	524,402	(22,159,951)	(17,801,646)

Provision for income taxes	339,111	577,631	1,208,332	17,573,975

Net loss	$(6,114,804)	$(53,229)	$(23,368,283)	$(35,375,621)

Basic net loss per share	$(0.13)	$(0.00)	$(0.50)	$(0.78)

Diluted net loss per share	$(0.13)	$(0.00)	$(0.50)	$(0.78)

Weighted average basic shares outstanding	46,903,896	46,084,828	46,648,928	45,549,314
Weighted average diluted shares outstanding	46,903,896	46,084,828	46,648,928	45,549,314

FalconStor Software, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31,		TwelveMonths Ended December 31,
	2011	2010	2011	2010

GAAP (loss) income from operations	$(5,455,985)	$840,558	$(22,219,933)	$(17,588,567)
Add: Non-cash stock option expense (1)	1,426,180	1,514,953	5,518,058	8,685,569
Investigation related costs (3)	5,926,090	1,616,241	10,257,388	1,616,241
Restructuring costs (4)	-	-	822,320	-
Non-GAAP income (loss) from operations	1,896,285	3,971,752	(5,622,167)	(7,286,757)

GAAP net loss	$(6,114,804)	$(53,229)	$(23,368,283)	$(35,375,621)
Add: Non-cash stock option expense, net of income taxes (2)	1,426,180	2,273,741	5,518,058	9,435,637
Investigation related costs (3)	5,926,090	1,616,241	10,257,388	1,616,241
Restructuring costs (4)	-	-	822,320	-
Non-GAAP net income (loss)	1,237,466	3,836,753	(6,770,517)	(24,323,743)

GAAP gross margin – Product	82%	83%	83%	82%
Add: Non-cash stock option expense (1)	0%	0%	0%	0%
Non-GAAP gross margin - Product	82%	83%	83%	82%

GAAP gross margin – Support and Service	62%	60%	58%	57%
Add: Non-cash stock option expense (1)	1%	3%	1%	4%

Non-GAAP gross margin – Support and Service	63%	63%	59%	61%

GAAP operating margin	(21%)	3%	(27%)	(21%)
Add: Non-cash stock option expense (1)	6%	6%	7%	10%
Investigation related costs (3)	23%	6%	12%	2%
Restructuring costs (4)	-	-	1%	-
Non-GAAP operating margin	7%	15%	(7%)	(9%)

GAAP Basic EPS	$(0.13)	$(0.00)	$(0.50)	$(0.78)
Add: Non-cash stock option expense, net of income taxes (2)	0.03	0.05	0.12	0.21
Investigation related costs (3)	0.13	0.04	0.22	0.04
Restructuring costs (4)	-	-	0.02	-
Non-GAAP Basic EPS	0.03	0.08	(0.15)	(0.53)

GAAP Diluted EPS	$(0.13)	$(0.00)	$(0.50)	$(0.78)
Add: Non-cash stock option expense, net of income taxes (2)	0.03	0.05	0.12	0.21
Investigation related costs (3)	0.13	0.03	0.22	0.04
Restructuring costs (4)	-	-	0.02	-
Non-GAAP Diluted EPS	0.03	0.08	(0.15)	(0.53)

Weighted average basic shares Outstanding (GAAP and as adjusted)	46,903,896	46,084,828	46,648,928	45,549,314
Weighted average diluted sharesOutstanding (GAAP and as adjusted)	47,199,799	46,230,304	46,648,928	45,549,314

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Cost of revenues - Product	$319	$8,082	$2,960	$31,779
Cost of revenues – Support and Service	76,703	229,620	461,735	1,117,550
Research and development costs	257,936	506,638	1,302,129	2,987,146
Selling and marketing	552,277	504,243	2,023,370	3,379,518
General and administrative	538,945	266,370	1,727,864	1,169,576

Total non-cash stock-based compensation expense	$1,426,180	$1,514,953	$5,518,058	$8,685,569

(2)
Represents the effects of non-cash stock-based compensation expense recognized in accordance with the FASB Accounting Standards Codification, Topic 718, for the three and twelve months ended December 31, 2010, net of related income tax effects. For the three and twelve months ended December 31, 2011, the tax expense for both GAAP and Non-GAAP basis approximate the same amount.

(3)
Represents investigation related costs totaling $5,926,090 and $10,257,388 for the three and twelve months ended December 31, 2011, respectively. For the both the three and twelve months ended December 31, 2010, investigation costs totaled $1,616,241.

(4)	Represents restructuring costs totaling $822,320 which were incurred during the third quarter of 2011.